Metalico, Inc.

FOR IMMEDIATE RELEASE

BEACON ENERGY COMPLETES
MERGER, STOCK EXCHANGE

CRANFORD, NJ, July 7, 2008 – Beacon Energy Corp., an emerging producer and investor in the developing biodiesel sector, has become a wholly-owned subsidiary of Beacon Energy Holdings, Inc., a public reporting company, by merging with a subsidiary of Beacon Energy Holdings. As a result of the transaction, all stockholders of Beacon Energy Corp. exchanged their interests for stock of the public company.

Beacon Energy Corp. was formerly a subsidiary of Metalico, Inc. (AMEX: MEA), a leading scrap metal recycler and lead products fabricator. Metalico now holds approximately 37% of the outstanding stock of Beacon Energy Holdings.

Since its inception in 2006, Beacon has raised more than $22 million of equity in private placements. The company has no debt and expects to grow through strategic acquisitions and internal development projects, subject to continuing access to capital.

Additional information on the company and on the transaction between Beacon Holdings and Beacon Energy is detailed in a Current Report on Form 8-K filed by Beacon Energy earlier today.

Biofuels are alternatives to petroleum-based energy sources made from natural and renewable resources like soybeans and other oil-producing plant materials and animal wastes and byproducts. Beacon focuses exclusively on biodiesel made from animal fats, oils, and recycled restaurant grease within the market for biofuels. Biodiesel is an alternative to various oil distillate products, including diesel and home heating oil, and can be used in a variety of diesel engines and home heating systems.

Metalico, Inc. is a rapidly growing holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty recycling facilities in New York, Pennsylvania, Ohio, New Jersey, Texas, Mississippi, and West Virginia and five lead fabrication plants in Alabama, Illinois, Nevada, and California. Metalico’s common stock is traded on the American Stock Exchange under the symbol MEA.

Contacts: Beacon Energy Holdings, Inc.

Carlos E. Agüero, Chairman
Dylan K. Remley, President and Chief Executive Officer

186 North Avenue East
Cranford, NJ 07016
(908) 497-9990
www.beacon-energy.com

Metalico, Inc.
Carlos E. Agüero, Chairman, President and Chief Executive Officer
info@metalico.com

186 North Avenue East
Cranford, NJ 07016
(908) 497-9610
www.metalico.com